UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2011
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris-	(Commission	(IRS Employer
diction of incorporation	File Number)	Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On May 2, 2011, PAREXEL International Corporation announced its financial results for the fiscal quarter ended March 31, 2011. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On May 2, 2011, the Company adopted a plan to restructure its operations, primarily in the Early Phase business within the Clinical Research Services segment, to reduce expenses and improve operating efficiencies, better align costs with current and future geographic sources of revenue, and help to strategically reposition Early Phase activities. These actions are expected to result in a pre-tax charge in the aggregate amount of approximately $15 million, of which approximately $4 million is expected to be expensed in the quarter ending June 30, 2011, with the remainder expected to be expensed in the quarters ending September 30, 2011 and December 31, 2011. The charge is primarily related to expenses to be incurred in connection with the consolidation or closure of certain offices and the elimination of approximately 3% of current employment positions. The Company anticipates that it will substantially complete restructuring activities by December 31, 2011. The charges will include approximately $7.2 million in costs related to the abandonment of certain property leases, and approximately $7.8 million in employee separation benefits. The Company expects approximately $13.5 million of the total charge to be in the form of cash expenditures, the majority of which will be paid out in the fiscal year ending June 30, 2012. The Company expects the charge, when completed, to result in cost savings during the fiscal year ending June 30, 2012 of approximately $0.15 to $0.20 per diluted share.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated May 2, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2011	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer